UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) April 29, 2014
_________________________________________________________________
First Citizens BancShares, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-16715	56-1528994
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4300 Six Forks Road; Raleigh, North Carolina	27609
(Address of principal executive offices)	(Zip Code)
Registrant's telephone number, including area code: (919) 716-7000

________________________________________________________________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(a)	Approval of Long-Term Incentive Plan

At the annual meeting of shareholders of First Citizens BancShares, Inc. ("BancShares") held on April 29, 2014 (the "2014 Annual Meeting"), BancShares' shareholders approved a Long-Term Incentive Plan (the "Plan") under which awards in the form of cash bonuses may be paid to salaried employees of BancShares' wholly-owned subsidiary, First-Citizens Bank & Trust Company ("FCB"), including employees who serve as officers of BancShares, based upon attainment of pre-established, objective performance goals. The Plan was approved, subject to shareholder approval, by the Boards of Directors of BancShares and FCB on February 26, 2014, effective as of January 1, 2014, and was submitted for the approval of BancShares' shareholders pursuant to the provisions of Section 162(m) of the Internal Revenue Code of 1986, as amended ("Section 162(m)"). The Plan was described in, and a copy was attached as an appendix to, the proxy statement filed by BancShares and distributed to its shareholders in connection with the 2014 Annual Meeting.

The following is a summary description of the terms and conditions of the Plan. This summary description is qualified in its entirety by reference to the Plan itself, a copy of which, as it was approved by shareholders, is attached as an exhibit to this report.

Purpose. The Plan is intended to promote a closer identification of the interests of participants to whom awards are granted with BancShares' corporate interests and the interests of BancShares' shareholders and to stimulate participants' efforts to enhance BancShares' efficiency, profitability, growth and value.

Eligibility. All salaried employees of FCB and its affiliates (including BancShares' and FCB's executive officers) are eligible to participate in the Plan. BancShares' and FCB's joint Compensation, Nominations and Governance Committee (the "Committee") from time to time, on an annual or other periodic basis, will select eligible employees to whom awards will be granted. In the case of "covered employees" (which is defined in Section 162(m) as BancShares' chief executive officer and four other highest paid executive officers, other than the chief financial officer), the Committee's selection generally must be made during the first 90 days of the relevant "performance period" for which they are being selected (as described below) and before 25% of the performance period has passed. A participant's selection for one performance period will not guarantee that he or she will be selected to participate in any other performance period.

Currently, a total of approximately 1,957 employees, including BancShares' and FCB's current executive officers, are eligible to be selected for participation in the Plan. Non-employee directors and non-employee service providers are not eligible to participate.

Administration; Amendment and Termination. The Plan will be administered by the Committee, or by a subcommittee of the Committee. Subject to the terms of the Plan, the Committee will have the authority and discretion to take any action with respect to the Plan, including but not limited to the authority to:

•	determine all matters related to awards, including the selection of individuals to whom awards will be granted and the terms, conditions, restrictions and limitations of each award; and
•
construe and interpret the Plan and any related documents or instruments evidencing awards, establish and interpret rules and regulations for the administration of the Plan, and make all other determinations necessary or advisable for administering the Plan.

In certain circumstances, the Committee may delegate administration of the Plan, including authority to grant awards (other than to covered employees) and make other determinations with respect to such awards, subject to any restrictions imposed by applicable laws, rules and regulations and terms and conditions that may be established under the Plan or by the Committee.

The Committee currently consists of four directors who BancShares' management believes are independent directors under the listing requirements of The NASDAQ Stock Market and outside directors under the requirements of Section 162(m).

BancShares' Board of Directors may amend, discontinue or terminate the Plan in whole or in part at any time, subject to shareholder approval of any amendments if required by applicable laws, rules or regulations, and to participant consent if any such action may adversely affect any award earned and payable under the Plan at that time. However, the Committee has unilateral authority to amend the Plan and any award (without participant consent) to the extent necessary to comply with applicable laws, rules or regulations or changes to applicable laws, rules and regulations, and to reduce or eliminate an award.

The Committee also has the authority to make adjustments to awards and performance objectives upon the occurrence of certain unusual or nonrecurring events or other similar circumstances, as described in the Plan. In addition, the Committee’s authority to grant awards and authorize payments under the Plan does not restrict its authority to grant compensation to employees under other compensation plans or programs.

Grant of Awards; Performance Objectives. When the Committee grants awards under the Plan, it will establish a "performance period" during which performance will be measured, establish one or more specific written performance objectives and specific goals for each participant and/or for each group of participants for that performance period, and assign to each participant a target cash bonus award for the performance period. A performance period may be coincident with one or more of BancShares' fiscal years, or any portions thereof, and performance periods may be overlapping. Each participant may earn a percentage (which may exceed 100%) of his or her target cash bonus award for each performance period based on the extent of attainment of the written performance goals established by the Committee for the relevant performance period.

The performance objectives may be based on individual, business unit/function, or corporate performance, or any combination thereof. If a participant's performance goals are based on a combination of individual performance, business unit/function performance and/or corporate performance, the Committee may weight the importance of each type of performance that applies to the participant by assigning a percentage to it. However, in the case of covered employees, the performance objectives must be objective and must be based upon one or more of the following criteria, as determined by the Committee: (1) revenues or sales; (2) gross margins; (3) earnings per share; (4) consolidated earnings before or after taxes (including earnings before interest, taxes, depreciation and amortization); (5) net income; (6) operating income; (7) book value per share, including tangible book value per share; (8) dividends per share; (9)  return on shareholders' equity; (10) return on investment; (11) return on capital; (12) improvements in capital structure; (13) expense management; (14) operating margins; (15) maintenance or improvement of gross margins or operating margins; (16) stock price or total shareholder return; (17) market share; (18) profitability; (19) costs; (20) cash flow or free cash flow; (21) working capital; (22) return on assets; (23) economic wealth created; and/or (24) strategic business criteria, based on meeting specified goals or objectives related to market penetration, geographic business expansion, cost targets, customer satisfaction, employee satisfaction, management of employment practices and employee benefits, management of litigation, management of information technology, goals relating to acquisitions or divestitures of product lines, subsidiaries, affiliates or joint ventures, quality matrices, customer service matrices and/or execution of pre-approved corporate strategy. The Committee may apply other performance criteria for participants who are not covered employees, which may or may not be objective. The targeted level or levels of performance with respect to the performance objectives may be established at such levels and on such terms as the Committee may determine, in its discretion, including but not limited to on an absolute basis, in relation to performance in a prior performance period, and/or relative to one or more peer group companies or indices, or any combination thereof. In addition, the performance objectives may be calculated without regard to extraordinary items, except as may be limited under
Section 162(m) in the case of a covered employee.

The Committee may adjust awards as appropriate for partial achievement of goals or other factors, and may interpret and make necessary and appropriate adjustments to performance goals and the manner in which goals are evaluated. However, in general, no such adjustment may be made with respect to an award granted to a covered employee if the award would not comply with Section 162(m).

In the case of awards granted to covered employees that are intended to be “qualified performance-based compensation” under Section 162(m), the performance objectives must be established by the Committee (1) while the outcome for the performance period is substantially uncertain, and (2) no more than 90 days after the commencement of the performance period to which the performance objectives relate and before 25% of the relevant performance period has elapsed (or otherwise at such time and upon such terms as to ensure that the award will, to the extent practicable, qualify as "performance-based compensation" for purposes of Section 162(m)).

Earning and Payment of Awards; Award Limitations. As soon as practicable after the end of a performance period, the Committee will determine whether the performance goals for the period are met, and, if so, at what level of achievement under specific formulae established for the period. If performance goals were met, the Committee will determine the amount, if any, of each participant's target award that has been earned and will be paid. Awards earned by participants with respect to a performance period will be paid to them after the Committee has determined the amounts and, with respect to covered employees, certified in writing that those participants achieved their respective performance goals, and otherwise in accordance with the Plan terms. The maximum amount of awards that may be paid under the Plan to any one participant in any one fiscal year may not exceed $3,000,000. The Committee will have unilateral discretion to reduce or eliminate the amount of an award, including an award otherwise earned and payable under the Plan, but it will not have the discretion to increase the amount of an award payable under the Plan to any participant who is a covered employee. However, BancShares and FCB reserve the right to pay discretionary bonuses outside of the Plan if it is determined that it is in their best interests to do so.

Effect of Termination and Other Events; Covenants. The Committee will have discretion to determine whether awards will be paid or forfeited in the event of a participant’s termination of employment or other events before the end of a performance period or prior to payment of such awards. Unless otherwise determined by the Committee, if a participant dies, retires, becomes disabled, is assigned to a different position, is granted a leave of absence, or another similar event occurs, or if the participant's employment is otherwise involuntarily terminated (except for cause) during a performance period, a pro rata share of the participant's award based on the period of actual participation may, at the Committee's discretion, be paid to the participant after the end of the performance period if and to the extent that it would have become earned and payable had the participant's employment status not changed. The Committee may require a participant to enter into non-competition, non-solicitation, confidentiality or other similar covenants as a condition to the grant or payment of an award under the Plan.

Transferability. Unless the Committee determines otherwise, awards and any other rights under the Plan may not be transferred, pledged or assigned except by designation of a beneficiary or by will or the laws of intestate succession.

(b)	Grant of Awards Under Long-Term Incentive Plan

As described in BancShares' proxy statement filed and distributed to its shareholders in connection with the 2014 Annual Meeting, on February 26, 2014, following the Boards' approval of the Plan, the Committee approved the grant of initial awards under the Plan to 14 of BancShares' and FCB's officers. The awards were conditioned on approval of the Plan by shareholders at the 2014 Annual Meeting and, by their terms, the awards would terminate if the Plan was not so approved. A copy of the form of award agreement entered into by BancShares with each of the officers to evidence each award is attached as an exhibit to this Report, and the table below describes the awards granted to BancShares' Chief Executive Officer, Chief Financial Officer, and certain of BancShares' other named executive officers. These initial awards are "staggered," with one-year, two-year and three-year performance periods, commencing January 1, 2014. For each award, a target bonus was established by the Committee based on a percentage of the officer's current base salary rate, and a percentage (which could exceed 100%) of the target bonus may be earned based on the extent to which performance goals set by the Committee for the award are met during the performance period for the award. The performance goals established by the Committee for each of the awards are based on the rate of growth in the tangible book value of BancShares' common stock plus cumulative dividends paid per share, as measured from the beginning of the performance period for the award to the end of the performance period.

LONG-TERM INCENTIVE PLAN AWARDS
		Target Bonus		Percentage and Amount of Target Bonus Earned at Specified Performance Levels (1)
Name	Performance Period	Percentage of Base Salary	Target Amount	Threshold Level 50%	Target Level 100%	Stretch Level 125%
Frank B. Holding Jr.	2014	60%	$573,000	$286,500	$573,000	$ 716,250
	2014-2015	70%	668,500	334,250	668,500	835,625
	2014-2016	90%	859,500	429,750	859,500	1,074,375
Glenn D. McCoy	2014	40%	200,000	100,000	200,000	250,000
	2014-2015	50%	250,000	125,000	250,000	312,500
	2014-2016	50%	250,000	125,000	250,000	312,500
Edward L. Willingham, IV	2014	50%	312,500	156,250	312,500	390,625
	2014-2015	60%	375,000	187,500	375,000	468,750
	2014-2016	60%	375,000	187,500	375,000	468,750
Hope H. Bryant	2014	50%	312,500	156,250	312,500	390,625
	2014-2015	60%	375,000	187,500	375,000	468,750
	2014-2016	60%	375,000	187,500	375,000	468,750
___________________

(1)
Percentages represent the percentage of each target bonus that may be earned at each performance level. If performance is below the Threshold Level, no amount will be earned. If performance exceeds the Threshold Level but not the Target Level, or exceeds the Target Level but not the Stretch Level, the percentage and the amount earned will be interpolated by the Committee. Performance that exceeds the Stretch Level will not result in a further increase in the percentage or the amount earned.

(c)	Retirement of Frank B. Holding

As previously announced, Frank B. Holding retired from his positions as a director and Executive Vice Chairman of the Boards of Directors of BancShares and its subsidiary, FCB, effective at BancShares' annual meeting of shareholders held on April 29, 2014. He will remain as an employee of FCB until his previously announced retirement from employment effective on September 2, 2014.

Item 5.07.    Submission of Matters to a Vote of Security Holders.

At the annual meeting of shareholders of First Citizens BancShares, Inc. ("BancShares") held on April 29, 2014 (the "2014 Annual Meeting"), BancShares' shareholders voted on:

•	the election of 12 directors for terms of one year each;

•
as described in Item 5.08 below, a proposal to adopt and approve an amendment to BancShares' Restated Certificate of Incorporation to (1) authorize a new class of capital stock consisting of 10,000,000 shares of undesignated preferred stock, and (2) delete an unnecessary provision which specified the address of BancShares' principal place of business;

•	as described in Item 5.02(a) above, a proposal to approve a Long-Term Incentive Plan pursuant to the provisions of Section 162(m) of the Internal Revenue Code of 1986, as amended;

•
a proposal to approve a non-binding, advisory “say-on-pay” resolution to approve compensation paid or provided to BancShares’ named executive officers as disclosed in the proxy statement for the 2014 Annual Meeting;

•	a proposal to ratify the appointment of Dixon Hughes Goodman LLP as BancShares’ independent public accountants for 2014; and

•	a proposal submitted by a shareholder regarding the voting rights of a class of BancShares' stock.

The following tables reflect the final results of the voting at the 2014 Annual Meeting.

ELECTION OF DIRECTORS

Name of Nominee	Votes Cast "For"	Votes "Withheld"	Broker Nonvotes
John M. Alexander, Jr.	20,466,403	110,824	1,903,364
Victor E. Bell III	20,503,788	73,439	1,903,364
Hope Holding Bryant	20,449,256	127,971	1,903,364
Hubert M. Craig III	20,535,252	41,975	1,903,364
H. Lee Durham, Jr	20,532,115	45,112	1,903,364
Daniel L. Heavner	20,544,015	33,212	1,903,364
Frank B. Holding, Jr	20,448,190	129,037	1,903,364
Lucius S. Jones	20,458,964	118,263	1,903,364
Robert E. Mason IV	20,536,782	40,445	1,903,364
Robert T. Newcomb	20,518,856	58,371	1,903,364
James M. Parker	20,377,004	200,223	1,903,364
Ralph K. Shelton	20,460,126	117,101	1,903,364

AMENDMENT TO RESTATED CERTIFICATE OF INCORPORATION

Description of Matter Voted On	Votes Cast "For"	Votes Cast "Against"	Abstained	Broker Nonvotes
Proposal to adopt and approve an amendment to BancShares' Restated Certificate of Incorporation	16,470,067	4,103,764	30,292	1,876,468

LONG-TERM INCENTIVE PLAN

Description of Matter Voted On	Votes Cast "For"	Votes Cast "Against"	Abstained	Broker Nonvotes
Proposal to approve a Long-Term Incentive Plan	20,247,328	278,162	51,737	1,903,364

"SAY-ON-PAY" RESOLUTION

Description of Matter Voted On	Votes Cast "For"	Votes Cast "Against"	Abstained	Broker Nonvotes
Proposal to approve a non-binding, advisory resolution to approve compensation paid or provided to named executive officers as disclosed in the 2014 Annual Meeting proxy statement	20,299,741	218,258	59,228	1,903,364

APPOINTMENT OF INDEPENDENT ACCOUNTANTS

Description of Matter Voted On	Votes Cast "For"	Votes Cast "Against"	Abstained	Broker Nonvotes
Proposal to ratify the appointment of independent accountants	22,395,567	36,581	48,443	-0-

SHAREHOLDER PROPOSAL ON VOTING RIGHTS OF A CLASS OF STOCK

Description of Matter Voted On	Votes Cast "For"	Votes Cast "Against"	Abstained	Broker Nonvotes
Shareholder proposal regarding the voting rights of a class of stock	4,513,223	15,866,357	197,647	1,903,364

Item 8.01.    Other Events

At the annual meeting of shareholders of First Citizens BancShares, Inc. ("BancShares") held on April 29, 2014 (the "2014 Annual Meeting"), BancShares' shareholders adopted and approved an amendment to BancShares' Restated Certificate of Incorporation to:

(1)	authorize a new class of capital stock consisting of 10,000,000 shares of undesignated preferred stock, and

(2)	delete Article VII of the Restated Certificate of Incorporation which provided for an identification of the address of BancShares' principal place of business.

The amendment was described in the proxy statement filed by BancShares and distributed to its shareholders in connection with the 2014 Annual Meeting, and it was filed with the Delaware Secretary of State and became effective on
April 30, 2014. A complete copy of BancShares' Restated Certificate of Incorporation, as so amended, is attached as an exhibit to this report.

Item 9.01.    Financial Statements and Exhibits

The following exhibits are filed as part of this report.

Exhibit Number	Description
3.1	Restated Certificate of Incorporation, as amended effective April 30, 2014
10.1	Long-Term Incentive Plan, as approved by shareholders on April 29, 2014
10.2	Form of Long-Term Incentive Plan Award Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST CITIZENS BANCSHARES, INC.
(Registrant)

Date:	May 2, 2014	By: /s/ GLENN D. McCOY
Glenn D. McCoy
Chief Financial Officer